Waccamaw Bankshares, Inc. Announces Earnings
for the First Quarter of 2008

May 2, 2008

Whiteville, NC - Waccamaw Bankshares, Inc. (NASDAQ: WBNK) (the “Company”), the parent company of Waccamaw Bank (the “Bank”), reported net income for the quarter ending March 31, 2008 of $510,343 or $0.09 per basic share as compared to $994,478 or $0.19 per basic share for the quarter ending March 31, 2007. Net income for the first quarter of 2008 was impacted primarily by a decrease in net interest income resulting from Federal Reserve interest rate reductions totaling 300 basis points since September 18, 2007, including 200 basis points in the first quarter of 2008. As a result of these interest rate reductions, Waccamaw reported a net interest margin of 2.90% for the first quarter of 2008 as compared to 3.95% in the first quarter of 2007. Earnings in the first quarter of 2008 were also impacted by expenses related to the opening of five offices in 2007, including four offices acquired from the BB&T/Coastal Federal merger which opened in December of 2007.

As of March 31, 2008, Waccamaw Bankshares reported total assets of $537,333,000, a 24.6% increase over the prior year balance. Total deposits increased by 16.1% to $414,883,000 while total loans increased by 15.9% to $374,672,000.

“The banking industry continues to be significantly impacted by current economic conditions, including a weakening in the residential real estate markets. While these factors, combined with the Federal Reserve rate cuts, negatively impacted first quarter earnings, we believe that the bank remains well-positioned to provide long term value for our shareholders. We believe that we have positioned our balance sheet to profit from a stabilization of the interest rate environment or future rate increases. Further, our new offices exhibited progress during their first full quarter of operation and we anticipate a significant contribution in profits from these offices in future years,” commented Jim Graham, President and CEO of Waccamaw Bankshares, Inc.

Waccamaw Bankshares’ Chairman Alan W. Thompson, stated, “The significant slow down in economic conditions with rapidly declining interest rates has served to temporarily dampen our earnings in the short term. Our major focus has been providing long term value for our shareholders and we believe that we can execute upon this goal by being the only community bank serving the coastal regions of both North and South Carolina,”

 Waccamaw Bank, the primary subsidiary of Waccamaw Bankshares, Inc., is a state charted bank operating sixteen offices in Whiteville, Wilmington, Shallotte (2), Sunset Beach, Oak Island, Holden Beach, Chadbourn, Tabor City, Southport (2) and Elizabethtown, North Carolina. Offices in South Carolina include Conway (2), Myrtle Beach, and Heath Springs. There is presently one office under construction at Little River, South Carolina which is anticipated to open in the second quarter of 2008. In addition to primary banking operations, other related services are provided by Waccamaw Financial Services, an insurance and investment subsidiary. Common stock of Waccamaw Bankshares, Inc. is listed on the NASDAQ Global Market and trades under the symbol WBNK. Additional corporate information, product descriptions, and online services can be located on the Bank's website at http://www.waccamawbank.com.

Information in the press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Waccamaw Bankshares, Inc.'s recent filings wit the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

For more information contact:
Jim Graham
(910) 641-0044